Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-229951

Thermo Fisher Scientific Inc.

$1,000,000,000 Floating Rate Senior Notes due 2023 (the “18-Month Floating Rate Notes”)

$500,000,000 Floating Rate Senior Notes due 2023 (the “2023 Floating Rate Notes”)

$500,000,000 Floating Rate Senior Notes due 2024 (the “2024 Floating Rate Notes”)

$1,350,000,000 0.797% Senior Notes due 2023 (the “2023 Notes”)

$2,500,000,000 1.215% Senior Notes due 2024 (the “2024 Notes”)

October 19, 2021

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.

Securities:	18-Month Floating Rate Senior Notes due 2023 Floating Rate Senior Notes due 2023 Floating Rate Senior Notes due 2024 0.797% Senior Notes due 2023 1.215% Senior Notes due 2024

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 (Stable) / BBB+ (Positive) / BBB+ (Stable)

Aggregate Principal Amount:	18-Month Floating Rate Notes: $1,000,000,000 2023 Floating Rate Notes: $500,000,000 2024 Floating Rate Notes: $500,000,000 2023 Notes: $1,350,000,000 2024 Notes: $2,500,000,000

Stated Maturity Date:	18-Month Floating Rate Notes: April 18, 2023 2023 Floating Rate Notes: October 18, 2023 2024 Floating Rate Notes: October 18, 2024 2023 Notes: October 18, 2023 2024 Notes: October 18, 2024

Issue Price:

18-Month Floating Rate Notes: 100.000% of the principal amount

2023 Floating Rate Notes: 100.000% of the principal amount

2024 Floating Rate Notes: 100.000% of the principal amount

2023 Notes: 100.000% of the principal amount

2024 Notes: 100.000% of the principal amount

Coupon (Interest Rate):

18-Month Floating Rate Notes: Compounded SOFR plus 0.350% per annum

2023 Floating Rate Notes: Compounded SOFR plus 0.390% per annum

2024 Floating Rate Notes: Compounded SOFR plus 0.530% per annum

2023 Notes: 0.797% per annum

2024 Notes: 1.215% per annum

Compounded SOFR:

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

Yield to Maturity:	2023 Notes: 0.797% 2024 Notes: 1.215%

Benchmark Treasury:	2023 Notes: UST 0.250% due September 30, 2023 2024 Notes: UST 0.625% due October 15, 2024

Benchmark Treasury Price and Yield:	2023 Notes: 99-227/8 / 0.397% 2024 Notes: 99-23+ / 0.715%

Spread to Benchmark Treasury Yield:	2023 Notes: +40 basis points 2024 Notes: +50 basis points

Interest Payment Dates:

18-Month Floating Rate Notes: January 18, April 18, July 18 and October 18 of each year, beginning on January 18, 2022

2023 Floating Rate Notes: January 18, April 18, July 18 and October 18 of each year, beginning on January 18, 2022

2024 Floating Rate Notes: January 18, April 18, July 18 and October 18 of each year, beginning on January 18, 2022

2023 Notes: April 18 and October 18 of each year, beginning on April 18, 2022

2024 Notes: April 18 and October 18 of each year, beginning on April 18, 2022

Make-Whole Call:	2023 Notes: +7.5 basis points (prior to October 18, 2022) 2024 Notes: +7.5 basis points (prior to October 18, 2022)

Par Call:

18-Month Floating Rate Notes: On or after April 18, 2022

2023 Floating Rate Notes: On or after October 18, 2022

2024 Floating Rate Notes: On or after October 18, 2022

2023 Notes: On or after October 18, 2022

2024 Notes: On or after October 18, 2022

CUSIP / ISIN:

18-Month Floating Rate Notes: 883556 CN0 / US883556CN08

2023 Floating Rate Notes: 883556 CR1 / US883556CR12

2024 Floating Rate Notes: 883556 CQ3 / US883556CQ39

2023 Notes: 883556 CP5 / US883556CP55

2024 Notes: 883556 CS9 / US883556CS94

Trade Date:	October 19, 2021

Settlement Date:	October 22, 2021 (T+3); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Joint Book-Running Managers:

Barclays Capital Inc.

Morgan Stanley & Co. LLC
BofA Securities, Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

RBC Capital Markets, LLC
R. Seelaus & Co., LLC

Scotia Capital (USA) Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.

3